Exhibit 3.47

CERTIFICATE OF INCORPORATION

of

IMS TRADING MANAGEMENT, INC.

First. The name of the corporation is IMS Trading Management, Inc.

Second. The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Third. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth. The total number of shares of all classes of stock which the corporation shall have authority to issue is 8,500, of which 7,500 shares of the par value of $0.0l per share shall be designated as Common Stock and 1,000 shares of the liquidation value of $1.00 per share shall be designated as Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time by the board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(a) the distinctive serial designation of such series which shall distinguish it from other series;

(b) the number of shares included in such series;

(c) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(e) the amount or amounts which shall be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(f) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(g) the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(h) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

(i) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware or any corresponding provision hereafter enacted.

Fifth. The name and mailing address of the incorporator is Alandra C. Murphy, c/o IMS Health Incorporated, 901 Main Avenue, Norwalk, Connecticut 06851.

Sixth. The board of directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

Seventh. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. The following persons are appointed directors of the Corporation to serve until their successors shall be duly elected and qualified: Jeffrey J. Ford, Alandra C. Murphy, Robert H. Steinfeld.

Eighth. Directors of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal this Article Eighth shall adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Ninth. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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IN WITNESS WHEREOF, I have signed this certificate of incorporation this 24th October, 2007.

/s/ Alandra C. Murphy
Alandra C. Murphy
Sole Incorporator

CERTIFICATE OF DESIGNATIONS

OF CLASS A CUMULATIVE PREFERRED STOCK

BY RESOLUTION OF THE BOARD OF DIRECTORS OF

IMS TRADING MANAGEMENT, INC.

PURSUANT TO SECTION 151 OF THE GENERAL

CORPORATION LAW OF THE STATE OF DELAWARE

IMS Trading Management, Inc., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY that, pursuant to authority vested in the Board of Directors by the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors, acting by written consent pursuant to Section 141 of the DGCL, effective as of October 31, 2007, adopted the following resolution providing for the authorization of Class A Cumulative Preferred Stock:

RESOLVED that, pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the Certificate of Incorporation, the Board of Directors hereby create a series of preferred stock, par value US$1.00 per share, liquidation value ¥114,913,000 per share (“Class A Cumulative Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

1. Designation and Amount. The shares of such series shall be designated as “Class A Cumulative Preferred Stock” and the number of shares constituting Class A Cumulative Preferred Stock shall be 1,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of Class A Cumulative Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Class A Cumulative Preferred Stock.

2. Voting Power. Except as may be otherwise provided by these terms of Class A Cumulative Preferred Stock or by law, the holders of Class A Cumulative Preferred Stock shall not be entitled to vote on any matter.

3. Dividends. (a) The holders of Class A Cumulative Preferred Stock shall be entitled to receive out of funds legally available therefor, when, as and if declared by the Board of Directors, cash dividends at the annual rate of 4.55% of the Liquidation Value (as defined in Section 11 hereof) for each share of Class A Cumulative Preferred Stock outstanding (the “Accruing Dividends”). Accruing Dividends shall accrue, without interest, from day to day (whether or not the Corporation has earnings, there are funds legally available therefor or such dividends are declared) and shall be fully cumulative. Accruing Dividends, if declared, shall be payable on or before the last business day of each year (each of such dates on which an Accruing Dividend is payable being hereinafter referred to as a “Dividend Payment Date”) following the original date of issuance of Class A Cumulative Preferred Stock.

(b) So long as any shares of Class A Cumulative Preferred Stock remain outstanding, no dividend (whether in cash, securities or other property) shall be declared or paid upon, nor shall any distribution be made upon, any class of Junior Stock (as defined in Section 11 hereof), unless all Accruing Dividends then due up to the date of such dividend or distribution shall have been paid in full. All dividends declared or paid upon shares of Class A Cumulative Preferred Stock shall be declared or paid to all holders of Class A Cumulative Preferred Stock ratably in accordance with the respective amounts of unpaid Accruing Dividends on such shares. The record date for the payment of Accruing Dividends shall be the fifteenth day of the month immediately preceding the Dividend Payment Date. Holders of the shares of Class A Cumulative Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of all unpaid Accruing Dividends, except as herein provided. Any dividend declared or paid upon the Corporation’s common stock, par value $.01 per share, shall in no event exceed retained earnings of the Corporation.

4. Liquidation. (a) (i) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder(s) of each outstanding share of Class A Cumulative Preferred Stock shall first (after all liabilities of the Corporation have been satisfied) be entitled, before any distribution or payment is made upon any Junior Stock, to be paid, in the case of each such share, an amount equal to (A) the Liquidation Value of such share, plus (B) the sum of (I) all unpaid Accruing Dividends on such share as of the immediately preceding Dividend Payment Date and (2) dividends on such share accrued from and including such immediately preceding Dividend Payment Date to the relevant payment date. The amount that reflects the sum of clauses (A) and (B) in the immediately preceding sentence is herein referred to as the “Total Liquidation Amount.” If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Class A Cumulative Preferred Stock shall be insufficient to permit payment in full to all holders of Class A Cumulative Preferred Stock of the aggregate Total Liquidation Amount, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Class A Cumulative Preferred Stock. After payment in full to the holders of Class A Cumulative Preferred Stuck of the aggregate Total Liquidation Amount as aforesaid, holders of Class A Cumulative Preferred Stock shall, as such, have no right or claim to any of the remaining assets of the Corporation.

(ii) Written notice of any such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given (A) by certified or registered mail, postage prepaid, (B) by a nationally known overnight delivery service or (C) by hand, not less than 45 days prior to the payment date stared therein, to each holder of record of Class A Cumulative Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

(b) Neither the merger nor the consolidation of the Corporation, nor the sale, lease or conveyance of all or substantially all of its property and business as an entirety, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4, unless such sale, lease or conveyance shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

5. Rank. The Class A Cumulative Preferred Stock shall, with respect to dividends and rights on liquidation, winding up and dissolution, rank senior and prior to any other equity securities of the Corporation.

6. Preemptive Rights. The Class A Cumulative Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

7. No Redemption or Conversion. The shares of Class A Cumulative Preferred Stock shall not be redeemable by the Corporation and shall not be converted into any other class of stock of the Corporation.

8. Reacquired Shares. Any shares of Class A Cumulative Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their retirement and cancellation become authorized but unissued shares of preferred stock of the Corporation and may be reissued as part of this or a new series of preferred stock of the Corporation.

9. Amendment. This Certificate of Designations of Class A Cumulative Preferred Stock shall not be amended (a) in such manner as to preclude the Class A Cumulative Preferred Stock from qualifying as a preferred stock within the meaning of Section 1504(a)(4) of the Internal Revenue Code of 1986, as mended (the “Code”) or (b) otherwise in any manner which would materially alter or change the powers, preferences or special rights of Class A Cumulative Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Class A Cumulative Preferred Stock, voting together as a single class.

10. Intention of the Corporation. The Corporation intends that Class A Cumulative Preferred Stock will qualify as preferred stock within the meaning of Section 1504(a)(4) of the Code.

11. Definitions. (a) “Junior Stock” shall mean any class or series of capital stock of the Corporation which may be issued which, at the time of issuance, is not declared to be on a parity with or senior to Class A Cumulative Preferred Stock as to dividends and rights upon liquidation, winding up and dissolution.

(b) “Liquidation Value” shall mean ¥114,913,000 per share of Class A Cumulative Preferred Stock.

(c) “Person” shall mean an individual, corporation, trust, partnership, limited liability company, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity.

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IN WITNESS WHEREOF, IMS Trading Management, Inc. has caused this certificate to be executed by the undersigned this 31st day of October, 2007.

IMS TRADING MANAGEMENT, INC.

By:	/s/ Robert H. Steinfeld
Name:	Robert H. Steinfeld
Title:	President

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

IMS HEALTH FINANCE LTD.,

a Bermuda corporation

WITH AND INTO

IMS TRADING MANAGEMENT, INC.,

a Delaware corporation

Pursuant to Section 253 of the

General Corporation Law of the State of Delaware

IMS Trading Management, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of IMS Health Finance Ltd., a Bermuda corporation (the “Subsidiary”), with and into the Company, with the Company being the survivor of the Merger under the name IMS Trading Management, Inc.:

FIRST: The Company is incorporated pursuant to the General Corporation Law of the State of Delaware (the “GCL”).

SECOND: The Subsidiary is a corporation formed under the laws of the jurisdiction of Bermuda.

THIRD: The Company owns all of the outstanding shares of the capital stock of the Subsidiary.

FOURTH: The Board of Directors of the Company, by the following resolutions duly adopted via Unanimous Written Consent of the Board dated December 6, 2012, determined to merge the Subsidiary with and into the Company pursuant to Section 253 of the GCL:

RESOLVED, that the Board deems it advisable and in the best interests of the Company and its wholly owned subsidiary, IMS Health Finance Ltd. (“Subsidiary”), that Subsidiary be merged with and into the Company (the “Subsidiary Merger”) pursuant to and in accordance with Section 253 of the General Corporation Law of the State of Delaware (the “GCL”);

RESOLVED FURTHER, that the Company shall assume all of Subsidiary’s obligations, effective as of the date of the Subsidiary Merger, pursuant to and in accordance with Section 253 of the GCL:

RESOLVED FURTHER, that (a) the shares of the Subsidiary shall be cancelled without any repayment of capital in respect thereof; (b) the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the survivor; (c) no securities shall be issued by the Company in connection with the Subsidiary Merger; and (d) the authorized capital of the Company will not be combined with the authorized capital of Subsidiary;

RESOLVED FURTHER, that the officers of the Company (or their respective delegates or authorized representatives) are hereby authorized and directed to make, execute and acknowledge, in the name of and on behalf of the Company, a Certificate of Ownership and Merger for the purpose of effecting the Subsidiary Merger, and to file the same in the office of the Secretary of State of the State of Delaware, and to perform any and all acts such officers in their discretion deem necessary or appropriate to can-y out the purpose and intent of the foregoing resolutions;

FIFTH: The Company shall be the surviving corporation of the Merger.

SIXTH: The Certificate of Incorporation of the Company as in effect immediately prior to the Merger shall be the certificate of incorporation of the surviving corporation.

SEVENTH: The Merger shall be effective on December 15, 2012 (the “Effective Date”).

EIGHTH: At any time prior to the Effective Date, notwithstanding prior approval, this Certificate and the Merger effectuated thereby may be terminated or abandoned in accordance with Section 251(d) of the GCL.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 10th day of December, 2012.

IMS TRADING MANAGEMENT, INC., a Delaware corporation

By:	/s/ Maryanne M. Piorek
Maryanne M. Piorek
Vice President and Secretary

IMS TRADING MANAGEMENT, INC.

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

IMS Trading Management, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. That the Board of Directors of the Corporation, by the written consent of its members, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

Section 1 of the Certificate of Incorporation shall be deleted in its entirety and the following new Section 1 shall be inserted in lieu thereof:

“The name of the corporation is IQVIA Trading Management Inc.” (hereinafter referred to as the “Corporation”).

2. That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. This Certificate of Amendment to Certificate of Incorporation shall be effective upon filing.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 6th day of November, 2017.

IMS Trading Management, Inc.

By:	/s/ James H. Erlinger
Name:	James H. Erlinger III
Title:	President